PSM Holdings, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
October 14, 2011

Contact
Name:	Ron W. Hanna
Title:	President and CEO
Phone:	575-257-2339
E-Mail:	rhanna@wewalkyouhome.com

PSM Holdings, Inc. and Iowa Mortgage Professionals, Inc. Sign Definitive Agreement

PSM Holdings, Inc. (OTCBB: PSMH-OB) has entered into an Agreement and Plan of Merger with Iowa Mortgage Professionals, Inc. (IMP).    At closing, IMP will be merged into United Community Mortgage Corporations (UCMC), a wholly owned subsidiary of PrimeSource Mortgage, Inc. (PSMI), which is a wholly owned subsidiary of PSMH.  The closing is scheduled for November 1, 2011.

Mr. Randy Stevens, the principal owner of IMP, will receive 1,285,714 shares of PSMH in exchange for all the outstanding equity shares of IMP.  In addition, Mr. Stevens will be named a Vice President of UCMC and Regional Manager for the Iowa operations.   The region will include, Iowa, Wisconsin, Minnesota, Nebraska, Illinois, and Missouri.  Mr. Stevens will also become a member of the UCMC Board of Directors.

Ron Hanna, President and CEO of PSMH, commented; “I am so pleased to make this announcement.  Randy and his entire team are exactly the type of mortgage operation with which we want to be associated.   His team will bring great value to our organization and I believe we can help him grow his operation substantially.  I look forward to a long and prosperous relationship.”

For more information regarding this press release, please click on the links below.

http://www.psmholdings.com/newsroom/psm-holdings-inc-and-iowa-mortgage-professionals-inc-sign-definitive-agreement

or

http://bit.ly/pfnRjJ

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Ron W. Hanna, President and CEO
575-257-2339
rhanna@wewalkyouhome.com